Exhibit 10.3

STATE OF ALABAMA )

JEFFERSON COUNTY )

SUB-SUB-SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made as of the 31 day of April 1996 between the following parties:

SUBLESSOR: BOOKS-A-MILLION, INC., a Delaware corporation (“Books”),

and

SUBLESSEE: HIBBETT SPORTING GOODS, INC., an Alabama corporation, d/b/a Sports & Co. (“Hibbett”).

WITNESSETH:

WHEREAS, Books is the Assignee of that certain Sub-Sublease Agreement more particularly described in Exhibit A attached hereto and made a part hereof (the “Sub-Sublease”) pursuant to that certain Assignment of Sub-Sublease and Assumption Agreement dated July , 1995, between Books and Interstate Jitney Jungle Stores, Inc., as Assignor, covering that certain store building known as Jitney #59 located at 302 Cox Creek Parkway, Florence, Lauderdale County, Alabama (the “Subleased Property”); and

WHEREAS, Books may enter into this Sub-Sub-Sublease pursuant to the terms of the Prior Agreements (as hereinafter defined in Paragraph 14) and Books now desires to sublease to Hibbett, and Hibbett desires to sublease from Books, a portion of the Subleased Property upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Books and Hibbett hereby agree as follows:

1. LEASE OF PREMISES Books hereby leases to Hibbett, and Hibbett hereby leases from Books, a portion of the Subleased Property consisting of approximately 24,975 square feet, together with all of the appurtenances, privileges and easements pertaining thereto and together with all improvements located thereon (the “Leased Property”).

2. TERM OF LEASE:

(a)            Main Term: The term of this Lease shall be approximately one hundred fifty-one (151) months (the “Main Term”), commencing on the date on which Hibbett opens for business (the “Commencement Date”) and ending on June 30, 2008, unless earlier terminated as provided below.

(b)            Option Terms: In addition to the Main Term, Hibbett shall have six (6) consecutive and separate options of five (5) years each to extend the term of this Lease (the “Option Terms” or, any one of them, the “Option Term”). Each Option Term shall commence on July 1 of the year in which the preceding term expires and shall extend through June 30 of the fifth year thereafter. Hibbett may exercise such option by giving written notice to Books on or before twenty-one (21) months prior to the end of the then current term. Hibbett’s right to exercise the foregoing renewal options is conditioned upon and subject to Books’ exercise of its renewal options under the Sub-Sublease.

3. RENTAL: During the term of this Lease, Hibbett shall pay to Books in advance on the fifth (5th) day of each month following the Commencement Date and during the term hereof, at Books’ offices in Birmingham, Alabama or at such other location as Books may specify by notice to Hibbett, a rental as follows:

	Period	Annual Rent Per Square Foot of Leased Property	Annual Rent	Monthly Rent
Main Term	Open to 6/31/08	$7.64	$190,809.00	$15,900.75
Option Terms	7/1/08 – 12/31/10	$7.64	$190,809.00	$15,900.75
	1/1/10 – 6/30/13	$6.44	$160,839.00	$13,403.25
	7/1/13 - end	$6.44	$160,839.00	$13,403.25

4. USE OF PREMISES: Hibbett shall be entitled to use and occupy the premises for the display and retail sale of licensed sports apparel, athletic footwear, sporting goods and related items and any other lawful use other than the sale of books, greeting cards or coffee products. Additionally, Hibbett shall comply with all laws, ordinances, orders, restrictive covenants, regulations and requirements of governmental authorities regulating the use of the Leased Property by Hibbett.

5. COMMON AREA MAINTENANCE:

(a)             Books to Maintain: Books shall maintain the parking areas, driveways, outdoor lighting facilities, sidewalks, service areas, landscaped areas, and all other areas intended for the nonexclusive use of tenants of the Subleased Property and all improvements thereon and thereto (the “Common Areas”) (i) in accordance with the terms of the Sub-Sublease and (ii) in compliance with all applicable laws and regulations.

(b)            CAM Fee: Hibbett shall reimburse Books its prorata share of costs and expenses in maintaining the Common Areas (the “CAM Fee”) in monthly installments equal to one-twelfth of the actual annual CAM Fee for the previous lease year or, if monthly installments are not required, upon demand in reasonable intervals. Hibbett’s prorata share of CAM Fee shall be 50.6% of the overall CAM Fee based on the square footage of the Subleased Property being 49,338 square feet. In the event the square footage of the Subleased Property changes, Hibbett’s prorata share shall be adjusted accordingly.

6. REAL ESTATE TAXES:

(a)            Responsibility of Books: Books shall pay all real estate taxes levied or imposed on the Subleased Property and the improvements thereon and thereto during the term hereof net of available discounts.

(b)            Hibbett Reimbursement: Hibbett shall reimburse Books its prorata share of such taxes net of discounts within thirty (30) days after Hibbett’s receipt of Books’ written statement of such amount along with a copy of the applicable tax bill. Hibbett’s prorata share of such taxes shall be 50.6% based on the square footage of the Subleased Property being 49,338 square feet. In the event the square footage of the Subleased Property changes, Hibbett’s prorata share shall be adjusted accordingly.

7. INDEMNITY; INSURANCE COVERAGE:

(a)	Indemnification by Hibbett: Hibbett does hereby protect, indemnify and save harmless Books forever against and from;

(i)

any penalty, damage or charges imposed for any violation of any laws or ordinances occurring on or about the Leased Property, during the term hereof, or related to Hibbett’s use thereof, whether occasioned by acts of Hibbett or of third parties;

(ii)

any and all claims, loss, costs, damage or expense, including attorneys’ fees, arising out of any failure of Hibbett in any respect to comply with and perform all of the requirements and provisions of this Lease.

(b)

Books to Maintain Insurance: Without limiting or diminishing the foregoing indemnity, Books, for the mutual benefit of Books and Hibbett, shall carry and maintain policies of all-risk coverage insurance covering the Subleased Property and all Common Areas in form and amounts mutually acceptable to both Books and Hibbett. In addition, Books will maintain policies of general liability insurance covering the Common Areas in form and amounts acceptable to both Books and Hibbett. Books shall cause Hibbett to be listed as an additional insured under all such policies.

(c)

Hibbett Reimbursement: Hibbett shall reimburse Books its prorata share of such coverage within thirty (30) days after Books submits to Hibbett a copy of the premium invoice. Hibbett’s prorata share of such premium shall be 50.6% based on the square footage of the Subleased Property being 49,338 square feet. In the event the square footage of the Subleased Property changes, Hibbett’s prorata share shall be adjusted accordingly.

(d)

Waiver of Subrogation: Provided the insurance companies of Books and Hibbett shall agree, Books and Hibbett hereby each release the other from any and all liability or responsibility to the other, or any other claim through or under them by way of subrogation or otherwise, for any insured loss or damage covered by the insurance policies maintained hereunder, even if such lose or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Hibbett agrees that it will request its insurance carriers to include in its policies a clause or endorsement to the effect that this waiver shall not adversely effect, impair or prejudice the rights of the insured to recover thereunder.

8. MAINTENANCE AND REPAIR:

(a)

Responsibility of Lessor: Books shall maintain the Subleased Property in accordance with the Sub-Sublease and Hibbett shall reimburse Books its prorata share of such costs within thirty (30) days after Hibbett’s receipt of Books’ written statement indicating such amount. Hibbett’s prorate share of such costs shall be 50.6 based on the square footage of the Subleased Property being 49,338 square feet. In the event the square footage of the Subleased Property changes, Hibbett’s prorata share shall be adjusted accordingly.

(b)

Condition at End of Lease Term: Upon the expiration or termination of this Lease, Hibbett will surrender to Books the Leased Property in as good condition and repair as the same shall be at the commencement of the term of this Lease, ordinary wear and tear and damage by fire or other casualty excepted.

9. UTILITIES:

(a)

Responsibility of Hibbett: Books shall furnish separately metered utility services to the Leased Property, including gas, water, sewer and electrical. Books shall not be liable for any failure of water, gas, electric, sewer or any other utility supply, or for injury or damage to person (including death) or property caused by or resulting from steam, gas, electricity, water, rain or snow which may flow or leak from any part of the Leased Property, or from any pipes, appliances or plumbing works.

(b)

Payment to be Made by Hibbett: Hibbett shall pay promptly all charges for electrical, gas, water, sewer and other utilities used in or upon the Leased Property, including garbage service and any other utility type charges imposed upon the Leased Property or any use thereof and shall indemnify Books against any and all liability on account thereof.

10. SIGNS: Hibbett shall have the right to place on, in or over the Leased Property such signs as it deems necessary and proper in the conduct of its business; provided that:

(ii)         such signs conform to all laws and municipal regulations;

(ii)         Hibbett shall obtain such building permits or licenses as may be required for the erection and maintenance of any such signs and shall pay any required fees therefore; and

(iii)        such signs must be removed at Hibbett’s expense at the termination of this Lease, and upon such removal, the Leased Property restored to good order and condition.

11. ASSIGNMENT AND SUBLEASE: Each and every transfer or assignment of this Lease, or any interest therein, and each and every subletting of the Leased Property shall be null and void unless the prior written consent of Books is first obtained, which consent shall not be unreasonably withheld. The foregoing notwithstanding, no sale or assignment of any or all of Hibbett’s shares of capital stock shall be deemed to require Books’ consent. Hibbett may assign or sublet all or any part of the Leased Property without Books’ consent to (1) any entity which at the time of such transfer is the record holder of all of 1-libbett’s voting stock, (2) any entity which at the time of such transfer is a wholly owned subsidiary of Hibbett or an entity which is the then record holder of all of Hibbett’s voting stock and into which Hibbett has been consolidated, (3) any entity which shall result from a merger of Hibbett with one or more entities, or (4) any entity to whom Hibbett shall have sold all or substantially all of its assets. Any such assignment or subletting made by Hibbett with Books’ consent as herein provided shall not relieve Hibbett from any liability hereunder.

12. SURRENDER: Hibbett covenants that on the last day of the term, it will peaceably and quietly leave and surrender the Leased Property in as good condition as at the commencement of the term hereof, ordinary wear and tear and damage by fire or other casualty excepted.

13. QUIET ENJOYMENT: Books covenants and agrees with Hibbett that upon payment by Hibbett of the rent herein provided and the performance of all of the covenants and conditions hereof, and further subject to the terms and conditions of this Lease, Hibbett shall and may peaceably and quietly have, hold and enjoy the Leased Property hereby demised for the entire term hereof subject to the conditions and limitations of Paragraph 4 hereof.

14. PRIOR AGREEMENTS: Subject to the specific provisions of this Sub-Sub- Sublease to the contrary, Hibbett acknowledges that this Sub-Sub-Sublease is subject to that certain Master Lease dated June 1, 1983, Sublease Agreement dated June 1, 1983 and Sub-Sublease Agreement dated June 9, 1986 (the “Prior Agreements’). Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions of the Prior Agreements shall be applicable to this Sub-Sub-Sublease. Neither Books nor Hibbett shall do or permit anything to be done which would cause the Prior Agreements to be terminated or forfeited.

15. ENTIRE AGREEMENT: This Agreement constitutes and embodies the entire agreement and understandings of the parties hereto and all oral agreements, understandings, representations or warranties by the parties made prior or subsequent to the execution of this Agreement shall be of no force and effect. This Agreement may be modified, amended or changed only in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LESSOR:

BOOKS-A-MILLION, INC.

By:	/s/ Sandra B. Cochran
Its:	Executive Vice-President/CFO

LESSEE:

HIBBETT SPORTING GOODS, INC.

By:	/s/ Michael J. Newsome
Its:	President

STATE OF ALABAMA )

JEFFERSON COUNTY )

I, the undersigned authority, a Notary Public in and for said County, in said State, hereby certify that Sandra B. Cochran, whose name as Executive Vice-President/CFO of BOOKS-A-MILLION, INC., a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the foregoing instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said corporation on the day the same bears date.

Given under my hand this the 11th day of April, 1996.

/s/ Tammy D. Mountain
Notary Public
My Commission Expires: March 18, 1998

STATE OF ALABAMA )

JEFFERSON COUNTY )

I, the undersigned authority, a Notary Public in and for said County, in said State, hereby certify that Michael J. Newsome, whose name as President of HIBBETT SPORTING GOODS, INC., an Alabama corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the foregoing instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily for and as the act of said corporation on the day the same bears date.

Given under my hand this the 23rd day of April, 1996.

/s/ Judy M. Newsome
Notary Public
My Commission Expires: November 18, 1998

EXHIBIT “A”

Sublease Agreement dated June 9, 1986, between The Kroger Co., an Ohio corporation, as Sublandlord, and Interstate Jitney Jungle Stores, Inc., a Mississippi corporation, as Subtenant, as assignee of Jitney Jungle Stores of America, Inc. pursuant to lease assignment and Assumption Agreement dated June 2,

1986.

- END OF EXHIBIT 10.3 -